PROSPECTUS SUPPLEMENT dated November 30, 2006 to Prospectus Supplement dated September 7, 2006 (To Prospectus dated June 14, 2006)

$918,650,000
(Approximate)

INDYMAC MBS, INC.

Depositor

Sponsor, Seller and Servicer

Home Equity Mortgage Loan Asset-Backed Trust,
Series INABS 2006-D
Issuing Entity

The definition of “Group I Principal Distribution Amount” on page S-64 is replaced with the following:

“Group I Principal Distribution Amount” For any Distribution Date, the product of: (x) the Principal Distribution Amount for such Distribution Date and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group I for that Distribution Date and the denominator of which is the total of the Principal Remittance Amounts for both Loan Groups for such Distribution Date, plus, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts remaining in the Group I Pre-Funding Account and not used by the Trustee to purchase Subsequent Mortgage Loans to be included in Loan Group I.

The definition of “Group II Principal Distribution Amount” on page S-64 is replaced with the following:

“Group II Principal Distribution Amount” For any Distribution Date, the product of: (x) the Principal Distribution Amount for such Distribution Date and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group II for that Distribution Date and the denominator of which is the total of the Principal Remittance Amounts for both Loan Groups for such Distribution Date, plus, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts remaining in the Group II Pre-Funding Account and not used by the Trustee to purchase Subsequent Mortgage Loans to be included in Loan Group II.

UBS Investment Bank	Lehman Brothers
(Co-Lead Managers)

Credit Suisse	Morgan Stanley	RBS Greenwich Capital
(Co-Managers)